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    As filed with the Securities and Exchange Commission on October 8, 2008

                                                                    811-
                                                                        --------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       Van Kampen Trust II

Address of Principal Business Office:

         522 Fifth Avenue
         New York, New York 10036

Telephone Number:

         (212) 296-6990

Name and address of agent for service of process:

         Amy R. Doberman
         522 Fifth Avenue
         New York, New York 10036

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:  YES [ X ]      NO [   ]

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                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York in the State of New York on the 8th day of October, 2008.

                                            VAN KAMPEN TRUST II

                                            By:       /s/ Jerry W. Miller
                                                      -------------------------
                                                      Jerry W. Miller
                                                      President and Principal
                                                      Executive Officer
Attest:     /s/ Stefanie Chang Yu
            ---------------------------
            Stefanie Chang Yu
            Vice President and Secretary